UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2013

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia	000-53461	26-0592672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#562 – 800 15355 24th Avenue, Surrey, British	V4A 2H9
Columbia, Canada
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 560-1503

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

Framework Agreement with Alstom (Switzerland) Ltd.

On June 24, 2013, through our wholly owned subsidiary Mantra Energy Alternatives Inc., Mantra Venture Group Ltd., (“we”, “us”, “our”) entered into an Agreement with Alstom (Switzerland) Ltd. concerning the joint research and development projects relating to (1) a pilot plant for the conversion of carbon dioxide to formate at a Lafarge cement plant (the “Lafarge pilot project”) and (2) the development of processes for the conversion of carbon dioxide to other valuable chemicals.

Structure

Pursuant to the Agreement Mantra and Alstom will co-operate in one or more research and development projects related to Mantra’s Electro-Reduction of Carbon Dioxide (ERC) technology. Prospective projects will be associated with the development of technologies and processes for the conversion of CO2 to chemical products and the investigation of the feasibility of scale-up and commercialization of these processes. Prior to undertaking any research and development project under the agreement, Mantra and Alstom will mutually agree to special terms and conditions governing the purpose, aims and objectives of any such project, including technical descriptions, the designation of work phases and project managers, and the allocation of responsibilities and costs between the parties. The commencement of any work phase for any project will be at the sole discretion of Alstom.

Intellectual Property Management

Mantra and Alstom also will establish an intellectual property committee to oversee and manage all intellectual property issues and activities resulting from the Agreement, including the protection of any new intellectual property. Each party will have exclusive right and discretion to prosecute all patents and patent applications resulting from its work on any project. The parties will jointly prosecute any intellectual property in jointly-owned results. Alstom will have the additional option under the agreement to acquire an exclusive license to intellectual property created by Mantra under the agreement, and to a license to Mantra’s ERC technology as may be reasonably required to exploit intellectual property assumed by Alstom. The agreement does not affect ownership of any underlying intellectual property of either party.

Lafarge Pilot Project and Carbon Dioxide to Alternative Products

The Agreement will remain valid for 5 years or the completion of the last active project, whichever last occurs, and may be extended at any time by the written agreement of both parties. The first joint research and development project under the agreement is the Lafarge pilot project, which plans for the design, construction, and installation of a pilot plant for the conversion of 100 kg/day carbon dioxide to formate, followed by a commercialization scale-up study. The Alstom contribution to the Lafarge pilot plant project will be approximately $250,000 CAD in in-kind services. A second integrated research and development project will study carbon dioxide conversion to alternative chemical products by electrochemical reduction, with a focus on catalyst materials and lifetime. The Alstom contribution to the alternative products project will be approximately $190,375 CAD for phase 1. For Phases 2 through 4 Alstom’s planed but not committed contribution is estimated at $456.125 CAD and the final amount of phase 5 will be determined. Mantra and Alstom are actively seeking external funding to support the execution of the projects.

The description of the Agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the Framework Agreements that is attached hereto as Exhibit 10.1, which is incorporated herein by reference. Portions of the Agreement are subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material has been included in the request for confidential treatment.

Item 9.01 Financial Statements and Exhibits

10.1	Framework Agreement between Mantra Energy Alternatives Ltd. and Alstom (Switzerland) Ltd. *

* Certain parts of this document have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/ Larry Kristof
Larry Kristof
President and Director

Date: September 9, 2013